UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 15, 2025

IOVANCE BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

001-36860	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

825 Industrial Road, Suite 100
San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

(650) 260-7120
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000041666 per share	IOVA	The Nasdaq Stock Market, LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On July 7, 2025, Iovance Biotherapeutics, Inc. (the “Company”) entered into an Executive Employment Agreement with Corleen Roche (the “Agreement”), pursuant to which Ms. Roche shall be appointed as the new Chief Financial Officer of the Company, effective August 6, 2025 (the “Effective Date”). On the Effective Date, Ms. Roche will replace Matthew W. Rosinack, the Company’s Senior Vice President, Finance, as the Company’s Principal Financial Officer and Principal Accounting Officer.

Under the Agreement, the Company agreed to pay Ms. Roche an annual base salary of $600,000 and a one-time cash sign-on bonus of $50,000. Ms. Roche will also be eligible to receive an annual discretionary bonus award of up to 45% of her base salary. In connection with her appointment and pursuant to and subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan, as amended, and award agreements thereunder, Ms. Roche will receive (i) an option (the “Option”) to purchase 300,000 shares of the Company’s common stock at an exercise price equal to the closing trading price of the Company’s common stock on the Effective Date, which will vest as to one-third of the shares subject to the Option on the first anniversary of the Effective Date (subject to her continued service to the Company through such date) and as to an additional one-twelfth of such shares upon Ms. Roche’s completing each quarter of continuous service to the Company thereafter; and (ii) 150,000 restricted stock units (the “RSUs”), which will vest as to one-third of the RSUs on the first anniversary of the Effective Date (subject to her continued service to the Company through such date) and as to an additional one-twelfth of such RSUs upon Ms. Roche’s completing each quarter of continuous service to the Company thereafter. Upon the termination of Ms. Roche’s employment with the Company, except as otherwise provided in the Agreement, the unvested Options and RSUs will be forfeited and returned to the Company.

Ms. Roche’s employment with the Company will be “at-will” and will not be for any specific period of time. If the Company terminates Ms. Roche without cause, Ms. Roche will receive (i) her base salary through the date of termination; (ii) a severance payment equal to (a) twelve months of her then base salary, (b) her annual discretionary bonus award, subject to a pro-rata reduction according to the duration of employment in the calendar year of the termination, and (c) immediate vesting of any unvested portion of the Option and RSUs, provided she satisfies the severance conditions set forth in the Agreement; and (iii) any benefits required to be paid in accordance with applicable benefit plans through the date of termination. Ms. Roche will also be entitled to certain severance payments if she is terminated without cause in connection with a “change of control” (as defined in the Agreement) of the Company.

Ms. Roche, age 59, served as the Chief Financial Officer of CG Oncology, Inc., a publicly traded biopharmaceutical company since January 2024, and as the Chief Financial Officer of Immunome, a publicly traded biotechnology company, from April 2021 to December 2023. Prior to Immunome, Ms. Roche served as the Chief Financial Officer, U.S. of Biogen Inc. from 2019 until April 2021. She also served as the Chief Financial Officer U.S. Biopharma for Sandoz, a division of Novartis, from 2015 to 2019. Ms. Roche began her career at PricewaterhouseCoopers and has served as Chief Financial Officer at other companies including IoGenetics, Inc. and the Global Vaccines business unit at Wyeth Pharmaceuticals. Ms. Roche holds a B.A. in Accountancy from Villanova University.

There are no arrangements or understandings between Ms. Roche and any other persons pursuant to which she was chosen as an officer of the Company. There are no family relationships between Ms. Roche and any of the Company’s directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer. Ms. Roche is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K. The Agreement with Ms. Roche will be filed with a subsequent Exchange Act filing by the Company.

The Company elected to delay the filing of the disclosure of the appointment of Ms. Roche as Chief Financial Officer until the public announcement of her appointment in accordance with the instruction to paragraph (c) of Item 5.02(c) of Form 8-K.

Item 8.01	Other Events.

On July 15, 2025, the Company issued a press release announcing Ms. Roche’s appointment as the Company’s Chief Financial Officer. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Iovance Biotherapeutics, Inc., dated July 15, 2025.
104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2025	IOVANCE BIOTHERAPEUTICS, INC.

	By:	/s/ Frederick G. Vogt
Frederick G. Vogt, Ph.D., J.D., Interim CEO and President, and General Counsel